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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES AND EXCHANGE ACT OF 1934


                                  March 6, 1998
               (Date of Report - Date of Earliest Event Reported)


                           NATIONAL AUTO CREDIT, INC.
             (Exact Name of Registrant as Specified in its Charter)



        DELAWARE                         1-11513               34-1816760
(State or Other Jurisdiction of        (Commission          (I.R.S. Employer
Incorporation or Organization)          File No.)            Identification No.)


                      30000 Aurora Road, Solon, Ohio 44139
              (Address of Principal Executive Offices and Zip Code)

                                 (440) 349-1000
              (Registrant's Telephone Number, Including Area Code)

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Item 5. Other Events

        On March 6, 1998, the Company issued the following press release:

National Auto Credit, Inc. (NYSE:NAK) announced that it has reached an agreement with its lenders to defer certain principal payments due under its credit agreements. The payments, which were originally due on January 21, 1998, were extended and were due upon the earlier of March 6, 1998 or when the Special Committee of the Board of Directors of the Company ceases to function. The payments have been further extended for a period not to exceed ten (10) days.
         The terms of the Company's agreement with its lenders include: that the interest rate to be paid in all of the Company's borrowings (more than $81 million) which became effective as of February 1, 1998, will continue to be at least the prime rate of interest; that the Company will make a principal payment totaling approximately $5.5 million on March 6, 1998; and that all debts owed to the Company's lenders will mature on March 16, 1998. The Company will continue to operate on internally generated funds until the Company's use of its line of credit is restored or alternative sources of capital are secured.
         The Company also confirmed that only two people, John A. Gleason and Jim McNamara, were validly appointed to the Board of Directors by majority shareholder Sam J. Frankino, an that there was no vacancy available for the appointment of William Marshall as an eighth director.





The statements contained in this release that are not purely historical are forward looking statements within the meaning of the Securities and Exchange Act of 1934. Among the factors that could cause actual results to differ materially from the forward looking statements are the potential for greater than anticipated non-performing contracts, the potential for lower than anticipated recoverability of amounts advanced to the Company's member dealers, availability of funds under the Company's financing arrangements, and other factors as discussed in the Company's reports filed with the Securities and Exchange Commission.

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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               NATIONAL AUTO CREDIT, INC.
                                                      (Registrant)

Date:      March 9, 1998                       BY:  /s/  Raymond A. Varcho
        -------------------                         ----------------------
                                               Vice President, General Counsel
                                               and Secretary